Exhibit 4.2

MEREO BIOPHARMA GROUP PLC incorporated in England and Wales with registered number 09481161 (Company).

CERTIFICATE NO. 1	AMOUNT OF NOTES: £3,841,479

unsecured convertible loan notes (Notes).

Issued pursuant to the articles of association of the Company and created by a resolution of the directors passed on 8th February 2020.

This is to certify that Novartis Pharma AG is the registered holder of the nominal amount stated above of the Notes constituted by a loan note instrument dated 10 February 2020 (Instrument) and made by the Company. The Notes are issued subject to, and with the benefit of, the provisions contained in the Instrument and the conditions and other provisions endorsed on this certificate and/or attached to it (Conditions). Interest is payable only in certain circumstances in accordance with Schedule 2 of the Instrument.

Executed as a deed by the Company this 10 February 2020.

Notes:

1.	No transfer of any part of the Notes represented by this Certificate can be registered without production of this Certificate.

2.	The Notes are governed by, and construed in accordance with, the laws of England.

Signed as a Deed by MEREO BIOPHARMA GROUP PLC acting by: Denise Scots-Knight	} } } } }	/s/ Denise Scots-Knight
Director

in the presence of:	} }	/s/ Gemma Avery
Name of Witness